Exhibit 19.1

INSIDER TRADING POLICY

AIR TRANSPORT SERVICES GROUP, INC.

I.	PURPOSE

In order to comply with federal and state securities laws governing (a) trading in securities of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all of the directors, officers and employees of the Company and its subsidiaries, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information.

II.	SCOPE

A.

This policy covers all directors, officers and employees of the Company and its subsidiaries, their family members (collectively referred to as “Insiders”), and any outsiders whom the Insider Trading Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.

The policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock and any other type of securities that the Company has issued or may issue, such as convertible note or debentures, warrants and exchange-traded options or other derivative securities.

C.

The Company will advise all directors, officers, employees and designated outsiders of this policy upon its adoption by the Company, and all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company or its subsidiaries. All director level employees and above will be required to sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. Section 16 Individuals and Key Employees, as defined below, may be required to certify compliance with the policy on an annual basis.

III.	SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A.

Section 16 Individuals. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Section 16 Individuals must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Committee in accordance with the procedures set forth in Section VI.C. below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.

B.

Key Employees. The Company has designated those persons listed on Exhibit B attached hereto as Key Employees who, because of their position with the Company, are likely to have access to material nonpublic information. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Key Employees.

IV.	INSIDER TRADING COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE

The Company has designated W. Joseph Payne, Chief Legal Officer and Secretary, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer and Quint O. Turner, Chief Financial Officer. The Compliance Committee will review and either approve or prohibit all proposed trades by Section 16 Individuals and Key Employees in accordance with the procedures set forth in Section VI.C. below.

In addition to the trading approval duties described in Section VI.C. below, the duties of the Compliance Officer will include the following:

A.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.	Responding to all inquiries relating to this policy and its procedures.

C.

Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.

D.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, and 5.

E.	Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.

F.

Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4 and 5 and Schedules 13D and 13G.

G.

Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as attached on Exhibits A and B, and updating them periodically as necessary to reflect additions to or deletions from each category of individuals.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or other Committee member is unable or unavailable to perform such duties.

V.	DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.	“MATERIAL” INFORMATION

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of the reasonable investor or shareholder, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities.

While it is not possible to identify all information that would be deemed “material,” the following types of information about the Company or its subsidiaries ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

●	Projections of future earnings or losses or other earnings guidance that differs materially from external expectations.

●	Potential mergers, acquisitions or joint ventures or disposition of significant assets.

●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

●	Significant pricing changes or other material changes in commercial arrangements with key customers, including the gain or loss of a significant customer.

●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

●	The establishment of a repurchase program for Company securities.

●	The imposition of a ban on trading in Company securities or the securities of another company.

●	Significant changes in senior management.

●	Significant labor disputes or negotiations.

●	Significant actions of regulatory agencies.

●	Actual or threatened major litigation, or the resolution of such litigation.

●	Material cybersecurity incidents, including potentially significant vulnerabilities or breaches.

●	Financing transactions out of the ordinary course.

●	A change in auditors or notification that the auditor’s reports may no longer be relied upon.

B.	“NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.	CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI.	STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	PROHIBITED ACTIVITIES

1.

No Insider may trade in Company securities while possessing material nonpublic information concerning the Company or its subsidiaries (except pursuant to a Rule 10b5-1 Plan, as further described in this policy).

2.

No Section 16 Individual or Key Employee may trade in Company securities outside of the “trading window” described in Section VI.B below, or during any special trading blackout periods designated by the Compliance Officer (except pursuant to a Rule 10b5-1 Plan, as further described in this policy).

3.

No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the Compliance Committee in accordance with the procedures set forth in Section VI.C. below or pursuant to a Rule 10b5-1 Plan, as further described in this policy. To the extent possible, Section 16 Individuals and Key Employees should retain all records and documents that support their reasons for making each trade.

4.

The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by the other member of the Compliance Committee and the President and Chief Executive Officer in accordance with the procedures set forth in Section VI.C. below or pursuant to a Rule 10b5-1 Plan, as further described in this policy.

5.

No Insider may “tip” or disclose material nonpublic information concerning the Company or its subsidiaries to any outside person (including family members, friends, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company or its subsidiaries and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company or its subsidiaries must be forwarded to the Compliance Officer.

6.

No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company or its subsidiaries, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

7.

No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company. For purposes of this paragraph 7, a “public company” is any company that has a security that trades on a public market.

8.

No Section 16 Individual or Key Employee may enter into financial transactions designed to hedge or offset any decrease in the market value of the Company’s securities or engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

9.	No Section 16 Individual or Key Employee may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan.

10.	For purposes of this policy, trading in Company securities includes not only market transactions, but private purchases and sales of Company securities.

B.	TRADING WINDOWS AND BLACKOUT PERIODS

1.

Trading Window for Section 16 Individuals. After obtaining trading approval from the Compliance Committee in accordance with the procedures set forth in Section VI.C. below, Section 16 Individuals may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company’s widespread public release of quarterly or year-end earnings and ending on the twenty- fifth (25th) day of the third month of each fiscal quarter.

2.

Trading Windows for Key Employees. All Key Employees may trade in Company securities only during the period beginning at the close of trading on the second full trading day following the Company’s widespread public release of quarterly or year-end earnings and ending on the twenty-fifth (25th) day of the third month of each fiscal quarter.

3.

No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Section 16 Individual or Key Employee possessing material nonpublic information concerning the Company or its subsidiaries may trade in Company securities even during applicable trading windows (except pursuant to a Rule 10b5-1 Plan, as further described in this policy). Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the information.

4.

No Trading During Blackout Periods. No Section 16 Individual or Key Employee may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate (except pursuant to a Rule 10b5-1 Plan, as further described in this policy). No Section 16 Individual or Key Employee may disclose to any outside third party that a special blackout period has been designated.

5.

Exceptions for Hardship Cases. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.2 below.

C.	PROCEDURES FOR APPROVING TRADES BY SECTION 16 INDIVIDUALS AND HARDSHIP CASES

1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until

a.	the person trading has notified the Compliance Officer prior to the proposed trade(s) of the amount and nature of the proposed trade(s),

b.

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act,

c.

the Compliance Officer has notified the Chairperson of the Board of Directors of the Company and the Chair of the Compensation Committee of the Board of Directors of the Company of the identity of the person trading and the amount and nature of the proposed trade(s); and

d.	the Compliance Committee has notified the person trading that it has (i) complied with the notification requirements under Section VI.C.1.c above; and (ii) approved the trade(s).

2.

Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after

a.	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),

b.

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company,

c.

the Compliance Officer has notified the Chairperson of the Board of Directors of the Company and the Chair of the Compensation Committee of the Board of Directors of the Company of the identity of the person trading and the amount and nature of the proposed trade(s); and

d.	the Compliance Committee has notified the person trading that it has (i) complied with the notification requirements under Section VI.C.2.c above; and (ii) approved the trade(s).

3.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Section 16 Individuals or hardship applicants. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.

VII.	EXCEPTIONS TO APPLICATION OF THE POLICY

A.	EMPLOYEE BENEFIT PLANS

1.

Employee Benefit and Stock Purchase Plans. The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401(k) plans) or stock purchase plans (hereinafter collectively referred to as a “Plan”) which are used to purchase Company securities pursuant to the employees’ advance instructions. It does apply, however, to: (1) the election by an employee to enroll in a Plan, (2) the decision by an employee to change the amount of money to be withheld by a Plan from his or her paycheck, (3) any sale of Company securities purchased pursuant to a Plan, whether through a Plan agent or otherwise or (4) any additional purchases of Company securities other than by regular payroll deductions. In other words, during any period that you are prohibited from purchasing or selling Company securities, you are not permitted to enroll or reenroll in a Plan, change the amount of your payroll deductions in a Plan, sell shares that you have acquired through a Plan or contact the Plan agent and make any additional purchases of Company securities.

2.

Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

B.	RULE 10B5-1 PLANS.

1.

General Information. Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans. Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion.

2.

Purchases or Sales Pursuant to an Approved Rule 10b5-1 Plan. The trading prohibitions and restrictions set forth in this policy do not apply to the purchase or sale of Company securities made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the following requirements:

a.

Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, any Insider wishing to establish a Rule 10b5-1 plan or to terminate or amend an existing Rule 10b5-1 plan must first receive approval from the Compliance Officer. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section VI.C.1 above.

b.

Material Nonpublic Information and Special Blackouts. An Insider desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.

c.	Trading Window. Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

VIII.	PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

IX.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. “Controlling persons” are also subject to civil penalties of up to the greater of $1 million or three times the profit made or loss avoided. Furthermore, a private action may be brought against a person who trades on inside information by any person who bought or sold before the inside information became public, not just the person from whom the securities were bought or sold.

B.	COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company or its appropriate subsidiary up to and including termination for cause.

C.	REPORTING OF VIOLATIONS

Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee member and the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

X.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

Last Reviewed: November 1, 2022

Last Modified: November 1, 2022

EXHIBIT A

SECTION 16 REPORTING INDIVIDUALS

Air Transport Services Group

Michael L. Berger

Phyllis J. Campbell

Joseph C. Hete
Raymond E. Johns, Jr.

Laura J. Peterson

Randy D. Rademacher

J. Christopher Teets

Jeffrey J. Vorholt

Paul S. Williams

Jeffrey A. Dominick

Matthew E. Fedders

Cagney Todd France

Edward J. Koharik, III

W. Joseph Payne

Quint O. Turner

EXHIBIT B

KEY EMPLOYEES

Air Transport Services Group

Timothy J. Allen

Kristen Gogel

Ernest Hayes

Peter V. Hilton

Adam M. Schommer

ABX Air

Tammy W. Voss

Airborne Global Solutions

John C. Chiaffitelli

Scott W. Glasser

Air Transport International

Michael S. Betson

Robert J. Blanchard

Airborne Maintenance and Engineering Services

Timothy A. Peters

Mark D. Snook

LGSTX Services

James T. Pradetto

Omni Air International

Shonda R. Fisher

David Ray

Pemco World Air Services

Michael J. Livingston